INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT, effective on the 20th day February, 2008, is made by and between GTREX CAPITAL, INC., a Delaware publicly traded company, and referred to as “GTREX”, and SUSTAINABLE TOURISM DEVELOPMENT INTERNATIONAL, INC. (“STDI”), an Australian company.

RECITALS

A.

GTREX, a publicly traded U.S. company, is currently involved with bringing together a network of companies and technologies which will be used to promote ‘sustainable tourism’ by providing services to maintain and preserve the environment, and reduce the impact to climate changes resulting from the careless waste of natural resources.

B.

STDI, a new company chartered in Australia, is focused on providing research, consultancy and project management to promote sustainable tourism development internationally.  Thus, it is designed to provide those technologies and services which will contribute to the preservation and maintenance of the environment, particularly as it pertains to the tourism and travel industry.

C.

STDI has developed a certain ‘portal technology’ (the ‘technology’) which utilizes proprietary intellectual property (‘IP’) to create an internet pathway on which environmental information can be transmitted to those businesses who seek to participate in and be certified as environmentally responsible members of the Green Globe system brand.

D.

The purpose of this Agreement is to set forth the terms and conditions for the sale and assignment of this portal technology to GTREX for use in its Global Green distribution of services.

NOW THEREFORE, in consideration of premises described herein; the undertakings of the parties; their mutual promises and covenants, and other valuable consideration as provided, the parties agree as follows:

1.1

Sale and Purchase

For and in consideration of the purchase price, which is further described below, STDI agrees to sell, and GTREX agrees to purchase, the Intellectual Property rights to the portal technologies designed and developed by STDI.

2.1

Description of the Intellectual Property Being Transferred

The Portal Technology, more specifically ‘Destination Portal’, being transferred and assigned to GTREX is comprised of the following:

Intellectual property including notes, memoranda, drawings, sketches, reports.

All software developed for use by businesses and e.travel sites

The rights to all patents which have been filed pertaining to this

Portal DestinationTechnology, if any.

Contact lists of subscribers to the Technology.

Assignment of all contracts and agreements where STDI is the service provider and named beneficiary of revenues.

Good Will with existing customers contracting for the portal technology

(eg; The Indonesian Ministry of Culture and Tourism) and technology providers such as Microsoft.

3.1

Consideration

As consideration for the transfer, assignment and sale of the rights to use and license Intellectual Property known as the ‘Portal or Portal Destination Technology’, together with supporting documentation and software, GTREX shall issue to STDI, or its assign, five hundred million shares (500,000,000) of GTREX publicly traded common stock (stock symbol GRXI) restricted pursuant to Rule 144 of the Securities Act of 1933 and Exchange Act of 1934.

The shares to be issued as consideration for the transfer of the Technology shall be delivered to STDI, or as otherwise instructed, at such time as the IP materials and property are delivered to GTREX.

3.2  Additional Consideration

       As additional consideration, GTREX agrees to fund the start up of the ‘Green Globe

       Travel’ operation and business as outlined in the business plan for Green Globe

       Travel previously agreed between the parties, and which commits to an initial cash investment of a minimum of USD $150,000.00.

       Further, GTREX agrees to negotiate the employment of Brad Cox as CEO of Green

       Globe Travel on terms acceptable to GTREX.

4.1

Term

The delivery of the GTREX shares and the Technology owned by STDI shall occur not later than March 1, 2008.  Failure to complete the exchange of Technology for stock transaction on or before 5:00 pm PST on this date will nullify this purchase agreement.

5.1

Representations and Warranties

a.

Seller represents and warrants that has not previously sold nor transferred this Intellectual Property to any other party, and that it has the sole, proprietary interest and rights to this property and the supporting documentation.

b.  Buyer represents that it there are no securities restrictions preventing it from issuing the shares which are being exchanged for the Technology, and that the company has the capacity to issue these additional shares.

c.  Both Buyer and Seller represent that they have obtained the requisite and necessary approvals from their respective Boards of Directors to enter into this Agreement, and that the signatories to this Agreement have been authorized to execute this Agreement on behalf of their respective companies.

6.1

Miscellaneous Provisions

a.  Legal:  This Agreement shall be governed and construed by the laws of the State of California.  The parties acknowledge that conflicts of laws problems that may exist due to the international venues of the two corporations.  In the event that either party shall bring an action to enforce any provision of this Agreement, the prevailing party shall be entitled to reimbursement for all reasonable fees and costs incurred.

b.  Modifications:  This Agreement represents the entire agreement and understanding between the parties with regard to this matter, and supersedes all prior agreements.  This Agreement can only be modified by and agreement in writing signed by both parties.

c.  Severability:  If any provision of this Agreement shall be deemed to be invalid or unenforceable for any reason, the remaining provisions shall not be affected and shall remain enforceable.

d.  Assignability:  Nothing herein shall be construed to prevent Buyer from further transferring and/or licensing this Intellectual Property technology to one or more of its affiliate companies or third parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates as shown below:

GTREX CAPITAL, INC.:  by /s/ Steve Peacock

Date:  February 20, 2008

     Steve Peacock, President

SUSTAINABLE TOURISM DEVELOPMENT INTERNATIONAL, INC.:

by /s/ Terry De Lacy

Date:  February 20, 2008

     Terry De Lacy

     Managing Director.